Exhibit 3.1

STATEMENT OF DESIGNATION

OF THE

SERIES C CONVERTIBLE REDEEMABLE PREFERRED STOCK

OF

INTERNATIONAL ISOTOPES INC.

(Pursuant to Section 21.155 of the Texas Business Organizations Code)

International Isotopes Inc., a corporation organized under the Texas Business Corporation Act and existing under the Texas Business Organizations Code (the “Company”), DOES HEREBY CERTIFY that (a) pursuant to authority vested in the Board of Directors of the Company pursuant to the Company’s Restated Certificate of Formation, as amended, and pursuant to Section 21.155 of the Texas Business Organizations Code, the Board of Directors duly adopted on December 21, 2016 the following resolution providing for the issuance of a series of Preferred Stock of the Company and (b) such resolution was duly adopted by all necessary action on the part of the Company:

RESOLVED, that pursuant to the authority expressly vested in the Board of Directors by the Company’s Restated Certificate of Formation, as amended, a series of Preferred Stock, par value $0.01 per share, of the Company be, and it hereby is, created, and that the designations, preferences, limitations and relative rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

ARTICLE I
Designation, Amount, Par Value, Liquidation Value And Rank

1.1

The series of preferred stock shall be designated as Series C Convertible Redeemable Preferred Stock (“Series C Preferred Stock” or “Preferred Stock”), and the number of shares so designated shall be up to 6,000 shares of Series C Preferred Stock (which shall not be subject to increase without the consent of each of the holders of the Series C Preferred Stock (“Holders”)). Each share of Preferred Stock, $.01 par value per share, shall have a liquidation value of $1,000 per share (the “Liquidation Value”).

1.2

The Series C Preferred Stock shall rank pari passu with the Series A Preferred Stock and the Series B Preferred Stock, and senior to all Junior Securities upon liquidation, dissolution or winding up. No class of equity securities of the Company shall be senior to the Series C Preferred Stock upon liquidation, dissolution or winding up.

ARTICLE II
Dividends

2.1

Subject to the rights of holders of any class of capital stock ranking senior to the Series C Preferred Stock with respect to dividends, Holders shall be entitled to receive dividends at a rate of 6.00% per annum of the Original Purchase Price, payable in cash or by delivery of shares of Common Stock, at the option of the Holder subject to the provisions set forth in Section 2.2 below. Dividends on the Series C Preferred Stock shall be payable annually on February 17th of each year (the “Dividend Payment Date”), commencing on February 17, 2018.  Dividends will be payable on a Dividend Payment Date to Holders that are Holders on the Regular Record Date immediately preceding such Dividend Payment Date.  If any Dividend Payment Date is not a Business Day, the dividend payable on such date shall be paid on the next Business Day without any adjustment, interest or other penalty in respect of such delay. Dividends payable on shares of Series C Preferred Stock for any period other than a full Dividend Period shall be based on the number of days elapsed during such Dividend Period and computed on the basis of a 360-day year consisting of twelve 30-day months.

2.2

Holders on the Regular Record Date immediately preceding the applicable Dividend Payment Date shall provide written notice to the Company of their election to receive dividends payable in cash or by delivery of shares of common stock on such Dividend Payment Date (the “Dividend Notice”).  The Dividend Notice

must be delivered to the Company no later than five (5) Business Days, but no earlier than the Regular Record Date, prior to the applicable Dividend Payment Date; provided that if the Holder does not provide timely the Dividend Notice in accordance with this Section 2.2, dividends shall be payable in cash without any further notice to the Holder.

2.3

 With respect to any dividend payable in shares of Common Stock, such shares of Common Stock shall be valued at the Average Price prior to the applicable Dividend Payment Date.

2.4

Subject to the foregoing, dividends (payable in cash, securities or other property) as may be determined by the Board of Directors may be declared and paid on any securities of the Company, including Common Stock and other Junior Securities, from time to time out of any funds of the Company lawfully available for such payment, and Holders shall not be entitled to participate in any such dividends.

ARTICLE III
Voting Rights

3.1

Except as otherwise provided herein and as otherwise required by law, the Series C Preferred Stock shall have no voting rights.  However, so long as any shares of Series C Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of the Holders of more than a majority of the shares of the Series C Preferred Stock then outstanding, (a) alter or change adversely the absolute or relative powers, preferences or rights given to the Series C Preferred Stock, (b) alter or amend this Statement of Designation, (c) amend its, or their, Certificate of Formation, bylaws or other charter documents so as to affect adversely any rights of any Holders, (d) increase the authorized number of shares of Series C Preferred Stock, (e) sell all or substantially all of its, or their, assets, (f) merge with or into another company, in the event that the Company will not be the surviving entity or (g) enter into any agreement with respect to the foregoing.

ARTICLE IV
Liquidation

4.1

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets of the Company legally available therefor, whether such assets are capital or surplus, for each share of Series C Preferred Stock an amount equal to the Liquidation Value plus any accrued and unpaid dividends, before any distribution or payment shall be made to the Holders of any Junior Securities. If the assets of the Company shall be insufficient to pay in full all amounts due to the Holders, then the entire assets to be distributed to the Holders and the Holders of all securities ranking pari passu to the Series C Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  A sale, conveyance, lease, transfer or disposition of all or substantially all of the assets of the Company or the consummation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of Article VII.   The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

ARTICLE V
Conversion

5.1

Right of Holders to Convert Series C Preferred Stock into Common Stock.

(a)

Conversion Price. Subject to and upon compliance with the provisions of this Section 5.1, each share of Series C Preferred Stock at a price per share equal to the Original Purchase Price as set forth in the applicable Subscription Agreement may, at any time at or before the close of business of the date the Company pays the full redemption price therefor under Article IX, be converted into duly authorized, validly issued, fully-paid and non-assessable shares of Common Stock at a conversion price of $0.10 per share, subject to the provisions of this Article V (the “Conversion Price”).

(b)

Notice of Conversion. If an adjustment in the Conversion Price and, if applicable, a change in the securities or other property issuable upon conversion has taken place pursuant to Articles V or VII, then the conversion described in Section 5.1(a) shall be at the applicable Conversion Price and in such securities or other property as so adjusted.  The Holder desiring to make a conversion shall deliver to the Company, or, at the Holder’s option, to the Company’s transfer agent (with a copy to the Company), a written notice of election to convert, as provided in the form attached hereto as Exhibit A (a “Notice of Conversion”), accompanied, if required, by the stock certificate(s) evidencing the shares of Series C Preferred Stock which are to be converted.

5.2

Issuance of Shares Upon Conversion.

(a)

As promptly as practicable, but in any event no later than five (5) Trading Days after delivery of a Notice of Conversion and, if required, the surrender, as herein provided, of any certificates for shares of Series C Preferred Stock for conversion, the Company shall deliver or cause to be delivered to the Holder of the Series C Preferred Stock delivering such Notice of Conversion, or such Holder’s designee, a certificate or certificates representing the number of duly authorized, validly issued, fully-paid and non-assessable shares of Common Stock, into which such shares of Series C Preferred Stock may be converted in accordance with the provisions of this Article V.  Such conversion shall be deemed to have been made at the time and on the date the Notice of Conversion is delivered to the Company under Section 7.7 (the “Conversion Date”), as long as, if required, the Series C Preferred Stock being converted are promptly delivered to the Company and the rights of the Holder of such Series C Preferred Stock as a Holder (subject to the Company’s satisfaction of its obligations hereunder with respect to such conversion) shall cease at such time with respect to the shares of Series C Preferred Stock that such Holder would have held had the shares of Series C Preferred Stock converted into Underlying Shares not been so converted (the “Converted Preferred Stock”), the Person or Persons entitled to receive the shares of Common Stock, upon conversion of such Series C Preferred Stock, shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time, and such conversion shall be at the Conversion Price in effect at such time. Subject to Section 5.2(b), if any certificated shares of Series C Preferred Stock are converted in part only, upon such conversion the Company shall execute and deliver to the Holder thereof, as requested by such Holder, a new Series C Preferred Stock certificate for the number of shares of Series C Preferred Stock equal to the unconverted portion of such Series C Preferred Stock certificate.

(b)

Notwithstanding anything to the contrary set forth herein, upon conversion of shares of Series C Preferred Stock in accordance with the terms hereof, the Holder shall not be required to physically surrender its certificate of Series C Preferred Stock to the Company unless the entire amount of shares of Series C Preferred Stock is so converted.  The Holder and the Company shall maintain records showing the number of shares of Series C Preferred Stock already converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of the Series C Preferred Stock certificate(s) upon each such conversion.  In the event of any dispute or discrepancy, such records of the Company shall be controlling and determinative in the absence of manifest error.  Notwithstanding the foregoing, if any portion of shares of a Series C Preferred Stock certificate is converted, the Holder may not transfer the Series C Preferred Stock certificate unless the Holder first physically surrenders the certificate to the Company, whereupon the Company shall promptly issue and deliver upon the order of the Holder a new certificate of like tenor, registered as the Holder (upon payment by the Holder of any applicable transfer taxes) may request, representing the number of remaining unconverted shares of Preferred Stock.  The Holder and any assignee, by acceptance of the Series C Preferred Stock, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of a Series C Preferred Stock certificate, the unpaid and unconverted shares of such Series C Preferred Stock certificate may be less than the amount stated on the face thereof.

(c)

In lieu of delivering physical certificates representing the Conversion Shares, provided the Company’s transfer agent is participating in the Depositary Trust Company Fast Automated Securities Transfer (“FAST”) program, upon request of the Holder and in compliance with the provisions of Sections 5.1 and 5.2, the Company shall use its best efforts to cause its transfer agent to electronically transmit the shares of Common Stock issuable upon conversion of the Series C Preferred Stock to the Holder by crediting the account of the Holder’s Prime Broker with DTC through its Deposit Withdrawal Agent Commission (DWAC) system. The time period for delivery described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.

ARTICLE VI
Reservation Requirements

6.1

The Company covenants that it will at all times reserve and keep available out of its authorized shares of Common Stock, free from preemptive rights, the full number of shares of the Common Stock issuable upon payment of dividends payable on the Series C Preferred Stock and upon the conversion of all outstanding shares of Series C Preferred Stock into Common Stock (the “Reserved Amount”).  The Company covenants that all shares of the Common Stock issued upon payment of dividends payable on the Series C Preferred Stock, upon any redemption of the Series C Preferred Stock or upon conversion of the Series C Preferred Stock shall, when issued, be duly and validly issued and fully paid and non-assessable.

ARTICLE VII
Adjustment of Conversion Price

7.1

Adjustment of Conversion Price.  In addition to any adjustment to the Conversion Price provided elsewhere in this Statement of Designation, the Conversion Price in effect at any time shall be subject to adjustment from time to time upon the happening of certain events, as follows:

(a)

Common Stock Dividends; Common Stock Splits; Reverse Common Stock Splits.  If the Company, at any time while the Series C Preferred Stock is outstanding, (a) shall pay a stock dividend on its Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Conversion Price shall be multiplied by a fraction the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 7.1(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)

Rounding. All calculations under Section 7.1 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

(c)

Notice of Adjustment. Whenever the Conversion Price is adjusted pursuant to Section 7.1(a), the Company shall promptly deliver to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

7.2

Officer’s Certificate.  Whenever the number of shares purchasable upon conversion shall be adjusted as required by the provisions of Section 7.1, the Company shall forthwith file in the custody of its Secretary or an Assistant Secretary at its principal office and with its stock transfer agent, if any, an officer’s certificate showing the adjusted number of shares determined as herein provided, setting forth in reasonable detail the facts requiring such adjustment and the manner of computing such adjustment.  Each such officer’s certificate shall be signed by the chairman, president or chief financial officer of the Company and by the secretary or any assistant secretary of the Company.  Each such officer’s certificate shall be made available at all reasonable times for inspection by any holder of the Preferred Stock and the Company shall, forthwith after each such adjustment, deliver a copy of such certificate to the each of the Holders.

7.3

Compliance With Governmental Requirements.  The Company covenants that if any shares of Common Stock required to be reserved for purposes of conversion of the Series C Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or state law, or any U.S. national securities exchange, before such shares may be issued upon conversion, the Company will use its best efforts to cause such shares to be duly registered or approved, as the case may be.

7.4

Fractional Shares. Upon a conversion hereunder, the Company shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the

Company elects not, or is unable, to make such a cash payment, the holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

7.5

Payment of Tax Upon Issue or Transfer.  The issuance of certificates for shares of the Common Stock on conversion of the Series C Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such Series C Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

7.6

Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been received (a) upon hand delivery (receipt acknowledged) or delivery by email or facsimile (upon transmission confirmation report for facsimiles) at the address, email address or number designated below (if delivered by 8:00 p.m. MST where such notice is to be delivered), or the first Business Day following such delivery (if delivered after 8:00 p.m. MST where such notice is to be delivered) or (b) on the second Business Day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications are (i) if to the Company to International Isotopes Inc., 4137 Commerce Circle, Idaho Falls, Idaho 83401, Telephone: 208-524-5300, Facsimile: 208-524-1411, Attention: Steve Laflin, with copies to Perkins Coie LLP, 1900 Sixteenth Street, Suite 1400, Denver, Colorado 80202, Attention: Sonny Allison, and (ii) if to any Holder to the address set forth in the applicable Subscription Agreement for each Holder or such other address as may be designated in writing hereafter, in the same manner, by such Person.

7.7

Allocations of Reserved Amount. The Reserved Amount shall be allocated pro rata among the Holders based on the number of shares of Preferred Stock issued to each Holder. Each increase to the Reserved Amount shall be allocated pro rata among the Holders based on the number of shares of Series C Preferred Stock held by each Holder at the time of the increase in the Reserved Amount. In the event a Holder shall sell or otherwise transfer any of such Holder’s Series C Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor’s Reserved Amount. Any portion of the Reserved Amount which remains allocated to any person or entity which does not hold any Series C Preferred Stock shall be allocated to the remaining Holders, pro rata, based on the number of shares of Series C Preferred Stock then held by such Holders.

ARTICLE VIII
Optional Redemption

8.1

Optional Redemption.

(a)

Subject to the conditions set forth in this Section 8.1, at any time after the second anniversary of the Original Issue Date, the Company may redeem shares of Series C Preferred Stock, in whole or in part, at the option of the Company, if the volume weighted-average closing price of the Company’s Common Stock over the ninety (90) consecutive Trading Days immediately prior to the Redemption Notice Date (as defined below) is greater than $0.25 per share (the “Optional Redemption”).

(b)

Subject to the conditions set forth in Section 8.1(a), so long as the Company has a sufficient number of authorized shares of Common Stock reserved for issuance upon full conversion of the Series C Preferred Stock, upon ten (10) Business Days prior written notice to the Holder (a “Redemption Notice”), the shares of Series C Preferred Stock may be redeemed by the Company at a price per share equal to the Original Purchase Price (the “Redemption Price”), together with any accrued and unpaid dividends and all liquidated damages and other amounts due in respect thereof up to the Redemption Date (as defined below) (subject to the right of the Holder on the Record Date to receive dividends due on the Dividend Payment Date).  The Redemption Price shall be paid in shares of Common Stock, valued at the Average Price on the Trading Day immediately prior to the Redemption Notice Date.  Any shares of Series C Preferred Stock redeemed pursuant to an Optional Redemption shall cease to be outstanding and shall have the status of authorized but undesignated preferred stock.

8.2

Mechanics of Redemption. The Company shall exercise its right to redeem by delivering the Redemption Notice to each Holder (such date that the notice is given, the “Redemption Notice Date”).  Such Redemption Notice shall indicate (A) the Redemption Price, (B) the number of shares of Series C Preferred Stock to be redeemed from the Holder, and (C) a confirmation of the date (“Redemption Date”) that the Company shall effect the redemption, which date shall be not less than thirty (30) calendar days and not more than sixty (60) calendar days after the Redemption Notice Date.  Notwithstanding anything in this Section 8.2, the Company shall convert any Series C Preferred Stock pursuant to Article VIII if the Conversion Notice for shares of Series C Preferred Stock submitted for conversion is (i) delivered before the Redemption Date, (ii) for a Conversion Price greater than or equal to the Redemption Price (appropriately adjusted in accordance with the terms hereof) or (iii) in excess of the number of shares to be redeemed from the Holder as indicated in the Redemption Notice.

ARTICLE IX
Mandatory Redemption

9.1

Mandatory Redemption on February 17, 2022.

(a)

All outstanding and unconverted shares of Series C Preferred Stock on February 17, 2022 (the “Maturity Date”) shall be redeemed by the Company pursuant to this Section 9.1 at a price per share equal to the Original Purchase Price (the “Mandatory Redemption”).  The Mandatory Redemption shall be payable in cash or by delivery of shares of Common Stock, at the option of the Holder subject to the provisions set forth in this Section 9.1, on or prior to ten (10) Business Days after the Maturity Date.

(b)

Holders on the Maturity Date shall provide written notice to the Company of their election to receive the Mandatory Redemption in cash or by delivery of shares of common stock (the “Mandatory Redemption Notice”).  The Mandatory Redemption Notice must be delivered to the Company no later than three (3) Business Days after the Maturity Date; provided that if the Holder does not timely provide the Mandatory Redemption Notice in accordance with this Section 9.1, the Mandatory Redemption shall be payable in cash without any further notice to the Holder.

(c)

If the Mandatory Redemption is paid by delivery of shares of Common stock, such shares of Common Stock shall be valued at the Average Price prior to the Maturity Date.

(d)

Following the Mandatory Redemption, all shares of Series C Preferred Stock shall cease to be outstanding and shall have the status of authorized but undesignated preferred stock.

ARTICLE X
Definitions

10.1

Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Act” means the Securities Act of 1993, as amended.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Appraiser” means a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing

“Average Price” on any date means (x) the sum of the Per Share Market Value for the five (5) Trading Days immediately preceding such date, divided by (y) five (5).

“Board of Directors” means the board of directors of the Company or, with respect to any action to be taken by such board, any committee of such board duly authorized to take such action.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

“Change of Control” means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Section 13(d)(3) of the Exchange Act) of in excess of 50% of the voting securities of the Issuer, (ii) a replacement of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the date hereof, or their duly elected successors who are directors immediately prior to such transaction, in one or a series of related transactions, (iii) the merger of the Company with or into another entity, unless following such transaction, the Holders of the Company’s securities continue to hold at least 67% of such securities following such transaction, (iv) the consolidation or sale of all or substantially all of the assets of the Issuer in one or a series of related transactions, or (v) the execution by the Issuer of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii), (iii) or (iv).

“Closing Date” means the date of the closing of the purchase and sale of the Series C Preferred Stock.

“Commission” means the United States Securities and Exchange Commission, or any successor to such agency.

“Common Stock” means the Company’s common stock, $0.01 par value per share, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Conversion Date” has the meaning set forth in Section 5.2(a).

“Conversion Price” has the meaning set forth in Section 5.1.

“Converted Preferred Stock” has the meaning set forth in Section 5.2(a).

“Dividend Payment Date” has the meaning set forth in Section 2.1

“Dividend Period” means the period commencing on, and including, a Dividend Payment Date (or if no Dividend Payment Date has occurred, commencing on, and including, the Original Issue Date), and ending on, and including, the day immediately preceding the next succeeding Dividend Payment Date.

“DTC” means the Depositary Trust Corporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Holder” or other similar terms means the registered holder of any share of Series C Preferred Stock.

“Junior Securities” means the Common Stock and all other equity securities of the Company which are junior in rights and liquidation preference to Series C Preferred Stock, but does not include the Series A Preferred Stock or the Series B Preferred Stock, which shall be pari passu with the Series C Preferred Stock.

“Liquidation Value” has the meaning set forth in Section 1.1.

“Notice of Conversion” has the meaning set forth in Section 5.1(b).

“Original Issue Date” shall mean the date of the first issuance of any shares of the Series C Preferred Stock regardless of the number of transfers of any particular shares of Series C Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series C Preferred Stock.

“Original Purchase Price” shall mean the price paid per share for the Series C Preferred Stock on the Closing Date.

“Per Share Market Value” means (i) on any particular date, the closing price per share of the Common Stock on such date on the U.S. national securities exchange on which the Common Stock is then listed or if there is no such price on such date, then the closing price on such exchange on the date nearest preceding such date or (ii) if the Common Stock is not listed then on a U.S. national securities exchange, the closing price for a share of Common Stock in the over-the-counter market, at the close of business on such date, or (iii) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the Holder; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select in good faith an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser; and provided, further that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period.

“Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Redemption Date” has the meaning set forth in Section 8.2.

“Redemption Notice” has the meaning set forth in Section 8.1(b).

“Redemption Notice Date” has the meaning set forth in Section 8.2.

“Redemption Price” has the meaning set forth in Section 8.1(b).

“Regular Record Date” means with respect to payment of dividends on the Series C Preferred Stock, the 1st calendar day of the month in which the relevant Dividend Payment Date falls or such other record date fixed by the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date.  The Regular Record Date shall apply regardless of whether such date is a Business Day.

“Reserved Amount” has the meaning set forth in Section 6.1.

“Series A Preferred Stock” means the Company’s Series A Convertible Redeemable Preferred Stock.

“Series B Preferred Stock” means the Company’s Series B Convertible Redeemable Preferred Stock.

“Subscription Agreement” means the Subscription Agreement, dated as of the Original Issue Date, among the Company and each Holder of the Series C Preferred Stock.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Trading Day” means (a) a day on which the Common Stock is traded on the U.S. national securities exchange on which the Common Stock is then listed or quoted or (b) if the Common Stock is not listed on a U.S. national securities exchange, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board; provided, however, that in any event that the Common Stock is not listed or quoted as set forth in (a) or (b) hereof, then a Trading Day shall mean any Business Day.

“Underlying Shares” means the number of shares of Common Stock into which the shares of Series C Preferred Stock are convertible in accordance with the terms hereof.

ARTICLE XI
Miscellaneous

11.1

Modification of Statement of Designation. This Statement of Designation may be modified without prior notice to any Holder upon the written consent of the Company and the Holders of more than a majority of the shares of Series C Preferred Stock then outstanding. The Holders of more than a majority of the shares of

Series C Preferred Stock then outstanding may waive compliance by the Company with any provision of this Statement of Designation without prior notice to any Holder.  However, without the consent of each Holder affected, an amendment, supplement or waiver may not (1) reduce the number of shares of Series C Preferred Stock whose Holders must consent to an amendment, supplement or waiver, or (2) make any shares of Series C Preferred Stock payable in money or property other than as stated in the Statement of Designation.

11.2

Miscellaneous. This Statement of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas without regard to the principles of conflicts of law thereof.  Each party hereby irrevocably submits to the nonexclusive jurisdiction of the state and federal courts sitting in Denton County, Texas, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. The parties hereto, including all guarantors or endorsers, hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Statement of Designation, except as specifically provided herein, and assent to extensions of the time of payment, or forbearance or other indulgence without notice.  The Holder of Series C Preferred Stock by acceptance of a share of Series C Preferred Stock agrees to be bound by the provisions of this Statement of Designation which are expressly binding on such Holder.

11.3

Preferred Stock Owned by Company Deemed Not Outstanding. In determining whether the Holders of the requisite number of shares of Series C Preferred Stock have concurred in any direction, consent or waiver under this Statement of Designation, shares of Series C Preferred Stock which are owned by the Company or any other obligor on the Series C Preferred Stock or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any other obligor on the Series C Preferred Stock shall be disregarded and deemed not to be outstanding for the purpose of any such determination; provided that any shares of Series C Preferred Stock owned by the Holders shall be deemed outstanding for purposes of making such a determination. Shares of Series C Preferred Stock so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Company, the pledgee’s right so to act with respect to such shares of Series Preferred Stock and that the pledgee is not the Company or any other obligor upon the Series C Preferred Stock or any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any other obligor on the Series C Preferred Stock.

11.4

Notice to Holders Prior to Taking Certain Types of Action. In case:

(a)

the Company shall authorize the issuance, at any time from and after the Original Issue Date, to all holders of any class or series of its capital stock, of rights or warrants to subscribe for or purchase shares of its capital stock or of any other right;

(b)

the Company shall authorize, at any time from and after the Original Issue Date, the distribution to all holders of any class or series of its capital stock, of evidences of its indebtedness or assets;

(c)

the Company shall declare a dividend (or other distribution) on its Common Stock or the Company shall declare a special nonrecurring dividend on or a redemption of its Common Stock;

(d)

of any subdivision, combination or reclassification of any class or series of capital stock of the Company at any time from and after the Original Issue Date or of any consolidation or merger to which the Company is a party and for which approval by the shareholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

(e)

of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company shall cause to be mailed to the Holders, at their last addresses as they shall appear upon the registration books of the Company, at least ten (10) days prior to the applicable record date hereinafter specified, a notice stating (i) the date as of which the holders of record of such class or series of capital stock are to be entitled to receive any such rights, warrants or distribution are to be determined, or (ii) the date on which any such subdivision, combination, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation, winding up or other action is expected to become effective, and the date as of which it is expected that holders of record of such class or series of capital stock record shall be entitled to exchange their stock for securities or other property, if any, deliverable upon such subdivision, combination, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation, winding up or other action.

The failure to give the notice required by this Section 11.4 or any defect therein shall not affect the legality or validity of any distribution, right, warrant, subdivision, combination, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation, winding up or other action, or the vote upon any of the foregoing.

11.5

Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

11.6

References. References to Sections and Articles are to Sections and Articles of this Statement of Designation, unless otherwise expressly provided.

11.7

Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11.8

Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company (including any bond the Company’s transfer agent requires the Holders to post) of the loss, theft, destruction or mutilation of any stock certificates representing Series C Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of such Series C Preferred Stock certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Series C Preferred Stock into Common Stock.

11.9

Remedies Characterized; Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Statement of Designation shall be cumulative and in addition to all other remedies available under this Statement of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Statement of Designation. The Company covenants to each Holder of Series C Preferred Stock that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders of the Series C Preferred Stock and that the remedy at law in the event of any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders of the Series C Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

11.10

Payment of Tax Upon Issue of Transfer.  The issuance of certificates for shares of the Common Stock upon conversion of the Series C Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

* * * *

EXHIBIT A

NOTICE OF CONVERSION
AT THE ELECTION OF HOLDER

(To be executed by the Holder in order to convert shares of Series C Convertible Redeemable Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series C Convertible Redeemable Preferred Stock (“Series C Preferred Stock”) indicated below, into shares of common stock, par value $.01 per share (“Common Stock”), of International Isotopes Inc. (the “Company”) according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith.  No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

___________________________________________

Date to effect conversion

___________________________________________

Number of shares of Series C Preferred Stock to be converted

___________________________________________

Number of shares of Common Stock to be issued

___________________________________________

Applicable Conversion Price

___________________________________________

Signature

___________________________________________

Name

___________________________________________

Address

* * * *

IN WITNESS WHEREOF, this Statement of Designation is executed on behalf of the Company by its Chief Executive Officer and attested by its Chief Financial Officer on this 17th day of February, 2017.

INTERNATIONAL ISOTOPES INC.

By:	/s/ Steve T. Laflin
Name: Steve T. Laflin
Title: Chief Executive Officer

Attest:

/s/ Laurie McKenzie-Carter
Name: Laurie McKenzie-Carter
Title: Chief Financial Officer